Exhibit 99.1

                                  ------------

                             UNITED-GUARDIAN REPORTS
                          RECORD SECOND QUARTER RESULTS

        Hauppauge, NY, August 5, 2003 - United-Guardian, Inc. (AMEX:UG) reported today that sales and earnings continued to be very strong for its second quarter, resulting in earnings for the first six months of the year almost equal to the earnings for all of fiscal 2002. Sales for the six month period ended June 30th were $6,317,077 versus $ 4,710,616 for the comparable period last year, an increase of 34%. Net income for the six month period was $1,338,392 ($.27 per share) versus $729,199 ($.15 per share) last year, an increase of 84%, and only $.02 per share short of the company's earnings for all of last year. For the three month period, sales increased to $3,099,544 from $2,328,168 last year, an increase of 33%, and net income increased to $634,963 ($.13 per share) from $291,287 ($.06 per share) last year, an increase of 118%.

        Ken Globus, President of United-Guardian, stated "We are very pleased with the substantial increase in sales and earnings that we have experienced for the first half of this year, with both the $6.3 million in sales and the $.27 per share in earnings setting new 6-month records for the company. Much of this growth has been attributable to launches of new products incorporating our ingredients, as well as the continuing marketing efforts being made by our global marketing partners, in particular our largest partner, International Specialty Products. Those marketing partners have continued to bring in new customers for our core product lines, while at the same time introducing to customers our two recently introduced product lines, Lubrajel II and Plexajel, which we expect to begin generating sales by the end of the year. We are also continuing to work on several other exciting research projects that hold excellent potential for the coming years." United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                                Contact:    Robert S. Rubinger
                                                            Public Relations
                                                            (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.


                   RESULTS FOR THE SIX AND THREE MONTHS ENDED
                         JUNE 30, 2003 and JUNE 30, 2002

                              6 Months Ended June 30,    3 Months Ended June 30,
                                 2003         2002           2003         2002
                                 ----         ----           ----         ----
Revenue                     $ 6,317,077  $ 4,710,616    $ 3,099,544  $ 2,328,168
Costs and expenses            4,316,324    3,687,535      2,154,479    1,933,296
  Income from operations      2,000,753    1,023,081        945,065      394,872
Other income:                    79,639       99,118         39,898       49,415
  Income before income taxes  2,080,392    1,122,199        984,963      444,287
Provision for income taxes      742,000      393,000        350,000      153,000
  Net income                $ 1,338,392  $   729,199    $   634,963  $   291,287
Earnings per share
  (Basic and Diluted)       $      0.27  $      0.15    $      0.13  $      0.06